Form N-SAR
Sub-Item 77C
Matters Submitted to a Vote of Security Holders
Janus Aspen Strategic Value Portfolio
33-63212, 811-7736



SHAREHOLDER MEETING (unaudited)

The proposal below was considered at a special meeting of shareholders of Strategic Value Portfolio of Janus Aspen Series. The meeting was held on April 16, 2003. Tabulations of the votes received on the proposal presented at the meeting appear below. Each vote represents a value held on the record date for the meeting.

PROPOSAL 1
To approve an Agreement and Plan of Reorganization providing for the transfer of substantially all of the assets and liabilities of the Janus Aspen Series Strategic Value Portfolio in exchange for shares of the Janus Aspen Series Mid Cap Value Portfolio.

                                                              Number of Shares         Percentage of Outstanding Shares
                                          Record
Fund                                   Total Shares   Affirmative   Against   Abstain   Affirmative   Against   Abstain
-----------------------------------------------------------------------------------------------------------------------
JANUS ASPEN STRATEGIC VALUE PORTFOLIO    1,952,374     1,795,289     89,164    67,921      91.95%      4.57%     3.48%
-----------------------------------------------------------------------------------------------------------------------
                                       Percentage of Shares Voted
----------------------------------------------------------------------
                                       Affirmative   Against   Abstain
JANUS ASPEN STRATEGIC VALUE PORTFOLIO     91.95%      4.57%     3.48%
----------------------------------------------------------------------